Exhibit 99

GE HealthCare Reports Fourth Quarter and Full Year 2023 Financial Results
Delivers Strong Financial and Operating Performance in First Year as Public Company

Fourth Quarter 2023
•Revenue growth was 5% year-over-year; Organic revenue growth* of 5%
•Net income margin was 7.7% versus 11.2% for the prior year; Adjusted Earnings Before Interest and Taxes (EBIT) margin* was 16.1% versus the fourth quarter of 2022 Standalone Adjusted EBIT margin* of 16.1%
•Cash flow from operating activities was $1.1 billion versus $1.1 billion for the prior year; Free cash flow* was $956 million versus $987 million; repaid $850 million of debt in the fourth quarter of 2023 and an additional $150 million of debt in January 2024
Full Year 2023
•Revenue growth was 7% year-over-year; Organic revenue growth* of 8%
•Net income margin was 8% versus 10.4% for the prior year; Adjusted EBIT margin* was 15.1% versus 2022 Standalone Adjusted EBIT margin* of 14.5%
•Cash flow from operating activities was $2.1 billion versus $2.1 billion for the prior year, and Free cash flow* was $1.7 billion versus $1.8 billion last year, due to standalone interest and postretirement benefit payments
•Company provides 2024 financial guidance, demonstrating progress toward medium-term financial targets

Chicago, IL – February 6, 2024 – GE HealthCare (Nasdaq: GEHC), a leading global precision care innovator, today reported financial results for the fourth quarter ended December 31, 2023.

GE HealthCare President and CEO Peter Arduini said, “After our first year as a publicly traded company, I’m pleased to announce robust fourth quarter and full year results. This strong financial performance is a testament to our dedicated team and successful execution of our precision care strategy. We’ve made significant strides, including investing over $1 billion in R&D for future growth, helping drive more than 40 innovations in 2023. We bolstered our market position with strategic acquisitions, while at the same time paying down $1 billion in debt, setting a solid foundation for continued growth. We’re confident heading into 2024 amid the backdrop of an improved capital equipment landscape.”

Fourth Quarter 2023 Total Company Financial Performance
•Revenues of $5.2 billion increased 5% on both a reported and Organic* basis year-over-year, driven by price and volume.
•Total company book-to-bill was strong at 1.05 times, defined as Total orders divided by Total revenues, as the Company continues to build a robust backlog. Total company orders increased 3% organically year-over-year.
•Net income attributable to GE HealthCare was $403 million versus $554 million for the prior year, and Adjusted EBIT* was $837 million versus $844 million.
•Net income margin was 7.7% versus 11.2% for the prior year, down 350 basis points (bps) primarily impacted by standalone interest expense. Adjusted EBIT margin* was 16.1% versus 17.1%, down 100 bps. Adjusted EBIT margin* for the fourth quarter of 2023 was flat versus the Company’s estimated fourth quarter 2022 Standalone Adjusted EBIT margin* of 16.1% as benefits from productivity and price were offset primarily by investments.
•Earnings per share (EPS) from continuing operations were $0.88 versus $1.21, down $0.33 from the prior year. Adjusted EPS* was $1.18 versus $1.31, down $0.13 from the prior year. Both comparisons were impacted by standalone interest expense. Adjusted EPS* for the fourth quarter of 2023 grew $0.12 versus the Company’s estimated fourth quarter 2022 Standalone Adjusted EPS* of $1.06.
•Cash flow from operating activities was $1.1 billion, down $13 million year-over-year. Free cash flow* was $956 million, down $31 million year-over-year. Both metrics were primarily impacted by standalone interest and postretirement benefit payments. The Company repaid $850 million of debt in the fourth quarter of 2023 and an additional $150 million of debt in January 2024.
* Non-GAAP financial measure.

Fourth Quarter 2023 Segment Financial Performance

Imaging
•Revenues of $2.8 billion increased 4% on both a reported and Organic* basis year-over-year.
~~•~~Segment EBIT was $337 million versus $321 million for the prior year.
•Segment EBIT margin was 11.9% versus 11.8% for the prior year.
Ultrasound
•Revenues of $944 million declined 1% reported and 2% on an Organic* basis year-over-year.
•Segment EBIT was $244 million versus $285 million for the prior year.
•Segment EBIT margin was 25.8% versus 29.8% for prior year.
Patient Care Solutions
•Revenues of $827 million increased 5% reported and 4% on an Organic* basis year-over-year.
•Segment EBIT was $110 million versus $130 million for the prior year.
•Segment EBIT margin was 13.3% versus 16.5% for the prior year.
Pharmaceutical Diagnostics
•Revenues of $591 million increased 25% reported and 23% on an Organic* basis year-over-year.
•Segment EBIT was $144 million versus $109 million for the prior year.
•Segment EBIT margin was 24.4% versus 23.0% for the prior year.

Full Year 2023 Total Company Financial Performance
•Revenues of $19.6 billion increased 7% year-over-year and 8% on an Organic* basis with growth across all segments and regions.
•Total company book-to-bill was 1.03 times, as orders dollars outpaced revenues. Total company orders increased 3% organically year-over-year.
•Net income attributable to GE HealthCare was $1.6 billion versus $1.9 billion for the prior year, and Adjusted EBIT* was $3.0 billion versus $2.9 billion in the same period last year.
•Net income margin was 8% versus 10.4% for the prior year, down 240 bps, primarily impacted by standalone interest expense. Adjusted EBIT margin* was 15.1% versus 15.6% last year, down 50 bps. Adjusted EBIT margin* for the full year 2023 was up 60 bps versus the Company’s estimated full year 2022 Standalone Adjusted EBIT margin* of 14.5% last year. Margin benefited from productivity, price, and volume, and was partially offset by inflation.
•EPS from continuing operations was $3.04 compared to $4.18 for full year 2022, down $1.14 from the prior year. Adjusted EPS* was $3.93, versus $4.63 in prior year. Both comparisons were impacted by standalone interest expense. Adjusted EPS* for the full year 2023 grew $0.55 versus the Company’s estimated full year 2022 Standalone Adjusted EPS* of $3.38.
•Cash flow from operating activities was $2.1 billion, down $33 million year-over-year, and Free cash flow* was $1.7 billion, down $113 million year-over-year, due to standalone interest and postretirement benefit payments.
•Cash flow conversion, defined as cash from operating activities divided by net income attributable to GE HealthCare, was 134% while Free cash flow conversion* was 95% for 2023.

Growth and Innovation
•GE HealthCare Announces Agreement to Acquire MIM Software
•GE HealthCare Unveils SIGNA Champion, a 1.5T Wide Bore MRI System Powered by Artificial Intelligence (AI) for High Performance and Patient Comfort
•GE HealthCare Participates in Project to Pioneer AI-Screening Platform for Early Detection of Alzheimer’s Disease

* Non-GAAP financial measure.

•GE HealthCare Announces New Version of Digital Expert Access, the First FDA 510(k)-Cleared Device to Enable Remote Patient Scanning, and Exclusive Distribution Agreement with IONIC Health
•University of Wisconsin–Madison and GE HealthCare Broaden Shared Commitment to Healthcare Innovation
•Expanding the Reach of Care for Cancer and Other Disease States: BAMF Health and GE HealthCare collaborate to enable sustainable and scalable solutions for growth in Theranostics
•GE HealthCare Announces New Data Validating AI Models for Predicting Patient Response to Immunotherapies
•GE HealthCare Tops List with Highest Number of AI-Enabled Medical Device Authorizations, Developing Innovative Solutions for Precision Care

2024 Guidance
Full year 2024 guidance is as follows:
•Organic revenue growth* of approximately 4% year-over-year.
•Adjusted EBIT margin* in the range of 15.6% to 15.9%, reflecting an expansion of 50 to 80 basis points versus 2023 Adjusted EBIT margin* of 15.1%.
•Adjusted effective tax rate (ETR)* in the range of 23% to 25%.
•Adjusted EPS* in the range of $4.20 to $4.35, representing 7% to 11% growth versus Adjusted EPS* of $3.93 for 2023.
•Free cash flow* of approximately $1.8 billion.

The Company provides its outlook on a non-GAAP basis. Refer to the Non-GAAP Financial Measures in Outlook section below for more details.

* Non-GAAP financial measure.

Consolidated and Combined Statements of Income
Unaudited	For the three months ended December 31		For the years ended December 31
(In millions, except per share amounts)	2023	2022	2023	2022
Sales of products	$3,597	$3,342	$13,127	$12,044
Sales of services	1,609	1,596	6,425	6,297
Total revenues	5,206	4,938	19,552	18,341
Cost of products	2,268	2,150	8,465	7,975
Cost of services	782	856	3,165	3,187
Gross profit	2,156	1,932	7,922	7,179
Selling, general, and administrative	1,152	884	4,282	3,631
Research and development	315	271	1,205	1,026
Total operating expenses	1,467	1,155	5,487	4,657
Operating income	689	777	2,435	2,522
Interest and other financial charges – net	131	59	542	77
Non-operating benefit (income) costs	(50)	(1)	(382)	(5)
Other (income) expense – net	(1)	1	(86)	(62)
Income from continuing operations before income taxes	609	718	2,361	2,512
Benefit (provision) for income taxes	(193)	(151)	(743)	(563)
Net income from continuing operations	416	567	1,618	1,949
Income (loss) from discontinued operations, net of taxes	—	6	(4)	18
Net income	416	573	1,614	1,967
Net (income) loss attributable to noncontrolling interests	(13)	(19)	(46)	(51)
Net income attributable to GE HealthCare	403	554	1,568	1,916
Deemed preferred stock dividend of redeemable noncontrolling interest	—	—	(183)	—
Net income attributable to GE HealthCare common stockholders	$403	$554	$1,385	$1,916

Earnings per share from continuing operations attributable to GE HealthCare common stockholders:
Basic	$0.89	$1.21	$3.06	$4.18
Diluted	0.88	1.21	3.04	4.18
Earnings per share attributable to GE HealthCare common stockholders:
Basic	$0.89	$1.22	$3.05	$4.22
Diluted	0.88	1.22	3.03	4.22
Weighted-average number of shares outstanding:
Basic	455	454	455	454
Diluted	458	454	458	454

Consolidated and Combined Statements of Financial Position
	As of
(In millions, except share and per share amounts)	December 31, 2023	December 31, 2022
Cash, cash equivalents, and restricted cash	$2,504	$1,445
Receivables – net of allowances of $98 and $91	3,525	3,295
Due from related parties	32	17
Inventories	1,960	2,155
Contract and other deferred assets	1,000	989
All other current assets	389	417
Current assets	9,410	8,318
Property, plant, and equipment – net	2,500	2,314
Goodwill	12,936	12,813
Other intangible assets – net	1,253	1,520
Deferred income taxes	4,474	1,550
All other assets	1,881	1,024
Total assets	$32,454	$27,539
Short-term borrowings	$1,006	$15
Accounts payable	2,947	2,944
Due to related parties	99	146
Contract liabilities	1,918	1,896
All other current liabilities	3,011	2,190
Current liabilities	8,981	7,191
Long-term borrowings	8,436	8,234
Compensation and benefits	5,782	549
Deferred income taxes	68	370
All other liabilities	1,877	1,603
Total liabilities	25,144	17,947
Commitments and contingencies
Redeemable noncontrolling interests	165	230
Common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 455,342,290 shares issued and outstanding as of December 31, 2023; 100 shares issued and outstanding as of December 31, 2022	5	—
Additional paid-in capital	6,493	—
Retained earnings	1,326	—
Net parent investment	—	11,235
Accumulated other comprehensive income (loss) – net	(691)	(1,878)
Total equity attributable to GE HealthCare	7,133	9,357
Noncontrolling interests	12	5
Total equity	7,145	9,362
Total liabilities, redeemable noncontrolling interests, and equity	$32,454	$27,539

Consolidated and Combined Statements of Cash Flows
	For the years ended December 31
(In millions)	2023	2022	2021
Net income	$1,614	$1,967	$2,293
Less: Income (loss) from discontinued operations, net of taxes	(4)	18	18
Net income from continuing operations	$1,618	$1,949	$2,275
Adjustments to reconcile Net income from continuing operations to Cash from (used for) operating activities
Depreciation of property, plant, and equipment	248	228	225
Amortization of intangible assets	362	405	400
Gain on fair value remeasurement of contingent consideration	(17)	(65)	—
Net periodic postretirement benefit plan (income) expense	(332)	9	25
Postretirement plan contributions	(357)	(18)	(20)
Share-based compensation	114	67	76
Provision for income taxes	743	563	600
Cash paid during the year for income taxes	(474)	(851)	(615)
Changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions:
Receivables	(185)	(231)	(1,336)
Due from related parties	4	13	157
Inventories	111	(402)	(435)
Contract and other deferred assets	10	(222)	23
Accounts payable	(13)	481	263
Due to related parties	(84)	(33)	(21)
Contract liabilities	26	138	(21)
All other operating activities	327	103	11
Cash from (used for) operating activities – continuing operations	2,101	2,134	1,607
Cash flows – investing activities
Additions to property, plant and equipment and internal-use software	(387)	(310)	(248)
Dispositions of property, plant, and equipment	1	4	15
Purchases of businesses, net of cash acquired	(147)	—	(1,481)
All other investing activities	(25)	(92)	(47)
Cash from (used for) investing activities – continuing operations	(558)	(398)	(1,761)
Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(12)	9	(7)
Newly issued debt, net of debt issuance costs (maturities longer than 90 days)	2,006	8,198	5
Repayments and other reductions (maturities longer than 90 days)	(855)	(3)	(10)
Dividends paid to stockholders	(41)	—	—
Redemption of noncontrolling interests	(211)	—	—
Net transfers (to) from GE	(1,317)	(8,934)	(238)
All other financing activities	(48)	(92)	(13)
Cash from (used for) financing activities – continuing operations	(478)	(822)	(263)
Cash from (used for) operating activities – discontinued operations	—	(21)	—
Effect of foreign currency rate changes on cash, cash equivalents, and restricted cash	(10)	(3)	(34)
Increase (decrease) in cash, cash equivalents, and restricted cash	1,055	890	(451)
Cash, cash equivalents, and restricted cash at beginning of year	1,451	561	1,012
Cash, cash equivalents, and restricted cash as of December 31	$2,506	$1,451	$561

Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(570)	$—	$(21)
Non-cash investing activities
Acquired but unpaid property, plant, and equipment	$140	$136	$93

Non-GAAP Financial Measures
The non-GAAP financial measures presented in this press release are supplemental measures of GE HealthCare’s performance and its liquidity that the Company believes will help investors understand its financial condition, cash flows, and operating results and assess its future prospects. The Company believes that presenting these non-GAAP financial measures, in addition to the corresponding U.S. GAAP financial measures, are important supplemental measures that exclude non-cash or other items that may not be indicative of or related to its core operating results and the overall health of the Company. The Company believes these non-GAAP financial measures provide investors greater transparency to the information used by management for its operational decision-making and allow investors to see results “through the eyes of management.” The Company believes that providing this information assists investors in understanding its operating performance and the methodology used by management to evaluate and measure such performance. When read in conjunction with the Company’s U.S. GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in the Company’s underlying businesses and can be used by management as one basis for making financial, operational, and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in the Company’s industry.
Management recognizes that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S. GAAP. Readers should review the reconciliations and should not rely on any single financial measure to evaluate the Company’s business.

The Company defines these non-GAAP financial measures as:
•Organic revenue: Total revenues excluding the effects of: (1) net sales from recent acquisitions and dispositions with less than a full year of comparable net sales; and (2) foreign currency exchange rate fluctuations in order to present revenue on a constant currency basis.
•Organic revenue growth rate: Rate of change when comparing Organic revenue, period over period.
•Adjusted EBIT: Net income attributable to GE HealthCare excluding the effects of: (1) Interest and other financial charges – net; (2) Non-operating benefit (income) costs; (3) Provision (benefit) for income taxes; (4) Income (loss) from discontinued operations, net of taxes; (5) Net (income) loss attributable to noncontrolling interests; (6) restructuring costs; (7) acquisition and disposition-related charges (benefits); (8) Spin-Off and separation costs; (9) (gain) loss on business and asset dispositions; (10) amortization of acquisition-related intangible assets; and (11) investment revaluation (gain) loss. In addition, the Company may from time to time consider excluding other nonrecurring items to enhance comparability between periods.
•Adjusted EBIT margin: Adjusted EBIT divided by Total revenues for the same period.
•Standalone Adjusted EBIT: Adjusted EBIT including the effects of recurring and on-going costs to operate new functions required for a standalone company that management believes provide a better depiction of the operations of GE HealthCare as a standalone company.
•Standalone Adjusted EBIT margin: Standalone Adjusted EBIT divided by Total revenues for the same period.

The Company believes that Organic revenue and Organic revenue growth rate, by excluding the effect of acquisitions, dispositions, and foreign currency rate fluctuations, provide management and investors with additional understanding of the Company’s core, top-line operating results and greater visibility into underlying revenue trends of its established, ongoing operations. Organic revenue and Organic revenue growth rate also provide greater insight regarding the overall demand for its products and services.

The Company believes Adjusted EBIT, Adjusted EBIT margin, Standalone Adjusted EBIT, and Standalone Adjusted EBIT margin provide management and investors with additional understanding of its business by highlighting the results from ongoing operations and the underlying profitability factors. These metrics exclude interest expense, interest income, non-operating benefit (income) costs, and tax expense, as well as non-recurring and/or non-cash items, which may have a material impact on the Company’s results. The Company believes this provides additional insight into how its businesses are performing, on a normalized basis. However, these non-GAAP financial measures should not be construed as inferring that the Company’s future results will be unaffected by the items for which the measure adjusts.

•Adjusted net income: Net income attributable to GE HealthCare excluding (1) Non-operating benefit (income) costs; (2) restructuring costs; (3) acquisition and disposition-related charges (benefits); (4) Spin-Off and separation costs; (5) (gain) loss on business and asset dispositions; (6) amortization of acquisition-related intangible assets; (7) investment revaluation (gain) loss; (8) tax effect of reconciling items (items 1-7); (9) certain tax adjustments as described in Adjusted tax expense definition below and (10) Income (loss) from discontinued operations, net of taxes. In addition, the Company may from time to time consider disclosing other nonrecurring items to enhance comparability between periods.
•Adjusted EPS: Diluted earnings per share from continuing operations excluding the per share impact of: (1) deemed preferred stock dividend of redeemable noncontrolling interest, (2) Non-operating benefit (income) costs; (3) restructuring costs; (4) acquisition and disposition-related charges (benefits); (5) Spin-Off and separation costs; (6) (gain) loss on business and asset dispositions; (7) amortization of acquisition-related intangible assets; (8) investment revaluation (gain) loss; (9) tax effect of reconciling items (items 1-8); and (10) certain tax adjustments as described in Adjusted tax expense definition below. In addition, the Company may from time to time consider disclosing other nonrecurring items to enhance comparability between periods.
•Standalone Adjusted EPS: Adjusted EPS including the per share impact of the effects of recurring and on-going costs to operate new functions required for a standalone company and interest expense associated with third party debt that management believes provide a better depiction of the operations of GE HealthCare as a standalone company.

The Company believes Adjusted net income, Adjusted EPS, and Standalone Adjusted EPS provide investors with improved comparability of underlying operating results and a further understanding and additional transparency regarding how it evaluates the business. These non-GAAP financial measures also provide management and investors with additional perspective regarding the impact of certain significant items on the Company’s consolidated and combined earnings. However, they should not be construed as inferring that the Company’s future results will be unaffected by the items for which the measure adjusts.

•Adjusted tax expense and Adjusted ETR: Adjusted tax expense is Income tax expense less the income tax related to pre-tax income adjustments above and certain income tax adjustments. Examples of certain income tax adjustments include the accrual of a deferred tax liability on the prior period earnings of certain of the Company’s foreign subsidiaries for which the Company is no longer permanently reinvested. Adjusted ETR is Adjusted tax expense divided by Income before income taxes less pre-tax income adjustments above. Adjusted tax expense and Adjusted ETR can be used by investors to review the income tax expense and effective tax rate for the Company’s operations on a consistent basis.
•Free cash flow: Cash from (used for) operating activities - continuing operations adjusting for the effects of (1) additions to property, plant and equipment (PP&E) and internal-use software; (2) dispositions of PP&E; and (3) impact of factoring programs.
•Free cash flow conversion: Free cash flow divided by Adjusted net income.

The Company believes that Free cash flow and Free cash flow conversion provide management and investors with important measures of the Company’s ability to generate cash on a normalized basis. These metrics also provide insight into the Company’s flexibility to allocate capital, including reinvesting in the Company for future growth, paying down debt, paying dividends, and pursuing other opportunities that may enhance stockholder value. The Company believes investors may find it useful to compare Free cash flow performance without the effects of the factoring program discontinuation. However, they should not be construed as inferring that the Company’s future results will be unaffected by the items for which the measure adjusts.

Organic Revenue*
Unaudited	For the three months ended December 31			For the years ended December 31
($ In millions)	2023	2022	% change	2023	2022	% change
Imaging revenues	$2,830	$2,709	4%	$10,581	$9,985	6%
Less: Acquisitions(1)	1	—		1	—
Less: Dispositions(2)	—	—		—	—
Less: Foreign currency exchange	15	—		(144)	—
Imaging Organic revenue*	$2,814	$2,709	4%	$10,724	$9,985	7%
Ultrasound revenues	$944	$956	(1)%	$3,457	$3,422	1%
Less: Acquisitions(1)	—	—		—	—
Less: Dispositions(2)	—	—		—	—
Less: Foreign currency exchange	11	—		(43)	—
Ultrasound Organic revenue*	$933	$956	(2)%	$3,500	$3,422	2%
PCS revenues	$827	$786	5%	$3,142	$2,916	8%
Less: Acquisitions(1)	—	—		—	—
Less: Dispositions(2)	—	—		—	—
Less: Foreign currency exchange	6	—		(16)	—
PCS Organic revenue*	$821	$786	4%	$3,158	$2,916	8%
PDx revenues	$591	$473	25%	$2,306	$1,958	18%
Less: Acquisitions(1)	—	—		—	—
Less: Dispositions(2)	—	—		—	—
Less: Foreign currency exchange	9	—		(14)	—
PDx Organic revenue*	$582	$473	23%	$2,320	$1,958	18%
Other revenues	$14	$14	—%	$66	$60	10%
Less: Acquisitions(1)	—	—		—	—
Less: Dispositions(2)	—	—		—	—
Less: Foreign currency exchange	1	—		1	—
Other Organic revenue*	$13	$14	(7)%	$65	$60	8%
Total revenues	$5,206	$4,938	5%	$19,552	$18,341	7%
Less: Acquisitions(1)	1	—		1	—
Less: Dispositions(2)	—	—		—	—
Less: Foreign currency exchange	42	—		(216)	—
Organic revenue*	$5,163	$4,938	5%	$19,767	$18,341	8%

(1)	Represents revenues attributable to acquisitions from the date the Company completed the transaction through the end of four quarters following the transaction.
(2)	Represents revenues attributable to dispositions for the four quarters preceding the disposition date.

* Non-GAAP financial measure.

Unaudited Net Income to Adjusted EBIT* and Standalone Adjusted EBIT* (estimated)
	For the three months ended December 31			For the years ended December 31
($ In millions)	2023	2022	% change	2023	2022	% change
Net income attributable to GE HealthCare	$403	$554	(27)%	$1,568	$1,916	(18)%
Add: Interest and other financial charges – net	131	59		542	77
Add: Non-operating benefit (income) costs	(50)	(1)		(382)	(5)
Less: Benefit (provision) for income taxes	(193)	(151)		(743)	(563)
Less: Income (loss) from discontinued operations, net of taxes	—	6		(4)	18
Less: Net (income) loss attributable to noncontrolling interests	(13)	(19)		(46)	(51)
EBIT*	$690	$776	(11)%	$2,521	$2,584	(2)%
Add: Restructuring costs(1)	20	36		54	146
Add: Acquisition and disposition-related charges (benefits)(2)	—	(14)		(15)	(34)
Add: Spin-Off and separation costs(3)	95	7		270	14
Add: (Gain) loss on business and asset dispositions(4)	—	—		—	(1)
Add: Amortization of acquisition-related intangible assets	32	31		127	121
Add: Investment revaluation (gain) loss(5)	—	8		(1)	31
Adjusted EBIT*	$837	$844	(1)%	$2,956	$2,861	3%
Less: Estimated standalone costs(6)	—	50		—	200
Less: Estimated incremental interest expense(7)	—	—		—	—
Less: Estimated tax effect of reconciling items(8)	—	—		—	—
Standalone Adjusted EBIT* (estimate)	$837	$794	5%	$2,956	$2,661	11%
Net income margin	7.7%	11.2%	(350) bps	8.0%	10.4%	(240) bps
Adjusted EBIT margin*	16.1%	17.1%	(100) bps	15.1%	15.6%	(50) bps
Standalone Adjusted EBIT margin* (estimate)	16.1%	16.1%	0 bps	15.1%	14.5%	60 bps

(1)	Consists of severance, facility closures, and other charges associated with restructuring programs.
(2)	Consists of legal, consulting, and other transaction and integration fees, and adjustments to contingent consideration, as well as other purchase accounting related charges and other costs directly related to the transactions.
(3)	Costs incurred in the Spin-Off and separation from GE, including system implementations, audit and advisory fees, legal entity separation, Founders Grant equity awards, separation agreements with GE, and other one-time costs.
(4)	Consists of gains and losses resulting from the sale of assets and investments.
(5)	Primarily relates to valuation adjustments for equity investments.
(6)	Estimated 4Q’22 quarter to date and FY’22 expense of recurring and ongoing costs required to operate new functions required for a public company such as external reporting, internal audit, treasury, investor relations, board of directors and officers, stock administration, and expanding the services of existing functions such as information technology, finance, supply chain, human resources, legal, tax, facilities, branding, security, government relations, community outreach, and insurance.
(7)
Estimated 4Q’22 quarter to date and FY’22 additional interest expense related to the GE HealthCare debt issuances on November 22nd, 2022 and the draw down of the term loan on January 3rd, 2023, the amortization of original issue discount and deferred, debt issuance costs, and certain Euro to U.S. Dollar cross currency interest rate swap arrangements with a notional amount of $2.0 billion. Interest expense was calculated assuming constant debt levels throughout the periods.

(8)
Estimated 4Q’22 quarter to date and FY’22 tax effect was determined by applying the respective statutory tax rates to the pre-tax adjustments, as appropriate, in jurisdictions where valuation allowances were not required. The applicable tax rates could be impacted (either higher or lower) depending on many factors including, but not limited to, the profitability in local jurisdictions and may be different from the estimate.

* Non-GAAP financial measure.

Unaudited Net Income to Adjusted Net Income* and Standalone Adjusted Net Income* (estimated)
	For the three months ended December 31			For the years ended December 31
($ In millions)	2023	2022	% change	2023	2022	% change
Net income attributable to GE HealthCare	$403	$554	(27)%	$1,568	$1,916	(18)%
Add: Non-operating benefit (income) costs	(50)	(1)		(382)	(5)
Add: Restructuring costs(1)	20	36		54	146
Add: Acquisition and disposition-related charges (benefits)(2)	—	(14)		(15)	(34)
Add: Spin-Off and separation costs(3)	95	7		270	14
Add: (Gain) loss on business and asset dispositions(4)	—	—		—	(1)
Add: Amortization of acquisition-related intangible assets	32	31		127	121
Add: Investment revaluation (gain) loss(5)	—	8		(1)	31
Add: Tax effect of reconciling items	(11)	(19)		92	(67)
Add: Certain tax adjustments(6)	50	—		80	—
Less: Income (loss) from discontinued operations, net of taxes	—	6		(4)	18
Adjusted net income*	$539	$596	(10)%	$1,797	$2,103	(15)%
Less: Estimated standalone costs(7)	—	50		—	200
Less: Estimated incremental interest expense(8)	—	100		—	541
Less: Estimated tax effect of reconciling items(9)	—	(35)		—	(171)
Standalone Adjusted net income* (estimate)	$539	$481	12%	$1,797	$1,533	17%
Adjusted net income margin*	10.4%	12.1%	(170) bps	9.2%	11.5%	(230) bps
Standalone Adjusted net income margin* (estimate)	10.4%	9.7%	70 bps	9.2%	8.4%	80 bps

(1)	Consists of severance, facility closures, and other charges associated with restructuring programs.
(2)	Consists of legal, consulting, and other transaction and integration fees, and adjustments to contingent consideration, as well as other purchase accounting related charges and other costs directly related to the transactions.
(3)	Costs incurred in the Spin-Off and separation from GE, including system implementations, audit and advisory fees, legal entity separation, Founders Grant equity awards, separation agreements with GE, and other one-time costs.
(4)	Consists of gains and losses resulting from the sale of assets and investments.
(5)	Primarily relates to valuation adjustments for equity investments.
(6)
Consists of certain income tax adjustments, including the accrual of a deferred tax liability on the prior period earnings of certain of the Company’s foreign subsidiaries for which the Company is no longer permanently reinvested and the impact of adjusting deferred tax assets and liabilities to standalone GE HealthCare tax rates.

(7)
Estimated 4Q’22 quarter to date and FY’22 expense of recurring and ongoing costs required to operate new functions required for a public company such as external reporting, internal audit, treasury, investor relations, board of directors and officers, stock administration, and expanding the services of existing functions such as information technology, finance, supply chain, human resources, legal, tax, facilities, branding, security, government relations, community outreach, and insurance.

(8)
Estimated 4Q’22 quarter to date and FY’22 additional interest expense related to the GE HealthCare debt issuances on November 22nd, 2022 and the draw down of the term loan on January 3rd, 2023, the amortization of original issue discount and deferred, debt issuance costs, and certain Euro to U.S. Dollar cross currency interest rate swap arrangements with a notional amount of $2.0 billion. Interest expense was calculated assuming constant debt levels throughout the periods.

(9)
Estimated 4Q’22 quarter to date and FY’22 tax effect was determined by applying the respective statutory tax rates to the pre-tax adjustments, as appropriate, in jurisdictions where valuation allowances were not required. The applicable tax rates could be impacted (either higher or lower) depending on many factors including, but not limited to, the profitability in local jurisdictions and may be different from the estimate.

* Non-GAAP financial measure.

Unaudited Diluted Continuing Earnings Per Share to Adjusted Earnings Per Share* and Standalone Adjusted Earnings Per Share* (estimated)
	For the three months ended December 31			For the years ended December 31
(In dollars, except shares outstanding presented in millions)	2023	2022	$ change	2023	2022	$ change
Diluted earnings per share – continuing operations	$0.88	$1.21	$(0.33)	$3.04	$4.18	$(1.14)
Add: Deemed preferred stock dividend of redeemable noncontrolling interest	—	—		0.40	—
Add: Non-operating benefit (income) costs	(0.11)	(0.00)		(0.83)	(0.01)
Add: Restructuring costs(1)	0.04	0.08		0.12	0.32
Add: Acquisition and disposition-related charges (benefits)(2)	—	(0.03)		(0.03)	(0.07)
Add: Spin-Off and separation costs(3)	0.21	0.02		0.59	0.03
Add: (Gain) loss on business and asset dispositions(4)	—	—		—	(0.00)
Add: Amortization of acquisition-related intangible assets	0.07	0.07		0.28	0.27
Add: Investment revaluation (gain) loss(5)	—	0.02		(0.00)	0.07
Add: Tax effect of reconciling items	(0.02)	(0.04)		0.20	(0.15)
Add: Certain tax adjustments(6)	0.11	—		0.17	—
Adjusted earnings per share*(7)	$1.18	$1.31	$(0.13)	$3.93	$4.63	$(0.70)
Less: Estimated standalone costs(8)	—	0.11		—	0.44
Less: Estimated incremental interest expense(9)	—	0.22		—	1.19
Less: Estimated tax effect of reconciling items(10)	—	(0.08)		—	(0.38)
Standalone Adjusted earnings per share* (estimate)(7)	$1.18	$1.06	$0.12	$3.93	$3.38	$0.55
Diluted weighted-average shares outstanding	458	454		458	454

(1)	Consists of severance, facility closures, and other charges associated with restructuring programs.
(2)	Consists of legal, consulting, and other transaction and integration fees, and adjustments to contingent consideration, as well as other purchase accounting related charges and other costs directly related to the transactions.
(3)	Costs incurred in the Spin-Off and separation from GE, including system implementations, audit and advisory fees, legal entity separation, Founders Grant equity awards, separation agreements with GE, and other one-time costs.
(4)	Consists of gains and losses resulting from the sale of assets and investments.
(5)	Primarily relates to valuation adjustments for equity investments.
(6)
Consists of certain income tax adjustments, including the accrual of a deferred tax liability on the prior period earnings of certain of the Company’s foreign subsidiaries for which the Company is no longer permanently reinvested and the impact of adjusting deferred tax assets and liabilities to standalone GE HealthCare tax rates.

(7)	Adjusted earnings per share* and estimated Standalone Adjusted earnings per share* amounts are computed independently, thus, the sum of per-share amounts may not equal the total.
(8)
Estimated 4Q’22 quarter to date and FY’22 expense of recurring and ongoing costs required to operate new functions required for a public company such as external reporting, internal audit, treasury, investor relations, board of directors and officers, stock administration, and expanding the services of existing functions such as information technology, finance, supply chain, human resources, legal, tax, facilities, branding, security, government relations, community outreach, and insurance.

(9)
Estimated 4Q’22 quarter to date and FY’22 additional interest expense related to the GE HealthCare debt issuances on November 22nd, 2022 and the draw down of the term loan on January 3rd, 2023, the amortization of original issue discount and deferred, debt issuance costs, and certain Euro to U.S. Dollar cross currency interest rate swap arrangements with a notional amount of $2.0 billion. Interest expense was calculated assuming constant debt levels throughout the periods.

(10)
Estimated 4Q’22 quarter to date and FY’22 tax effect was determined by applying the respective statutory tax rates to the pre-tax adjustments, as appropriate, in jurisdictions where valuation allowances were not required. The applicable tax rates could be impacted (either higher or lower) depending on many factors including, but not limited to, the profitability in local jurisdictions and may be different from the estimate.

* Non-GAAP financial measure.

Free Cash Flow*
Unaudited	For the three months ended December 31			For the years ended December 31
($ In millions)	2023	2022	% change	2023	2022	% change
Cash from (used for) operating activities – continuing operations	$1,050	$1,063	(1)%	$2,101	$2,134	(2)%
Cash flow conversion				134%	111%	23 pts
Add: Additions to PP&E and internal-use software	(94)	(77)		(387)	(310)
Add: Dispositions of PP&E	—	1		1	4
Free cash flow*	$956	$987	(3)%	$1,715	$1,828	(6)%
Free cash flow conversion*				95%	87%	8 pts
Non-GAAP Financial Measures in Outlook
GE HealthCare calculates forward-looking non-GAAP financial measures, including Organic revenue growth, Adjusted EBIT margin, Adjusted ETR, Adjusted EPS, and Free cash flow based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. GE HealthCare does not provide reconciliations of these forward-looking non-GAAP financial measures to the respective GAAP metrics as it is unable to predict with reasonable certainty and without unreasonable effort certain items such as the impact of changes in currency exchange rates, impacts associated with business acquisitions or dispositions, timing and magnitude of restructuring activities, and revaluation of strategic investments, amongst other items. The timing and amounts of these items are uncertain and could have a substantial impact on GE HealthCare’s results in accordance with GAAP.

Key Performance Indicators
Management uses the following metrics to provide a leading indicator of current business demand from customers for products and services.
•Organic orders growth: Rate of change period-over-period of contractual commitments with customers to provide specified goods or services for an agreed upon price, and excluding the effects of: (1) recent acquisitions and dispositions with less than a full year of comparable orders; and (2) foreign currency exchange rate fluctuations in order to present orders on a constant currency basis.
•Book-to-bill: Total orders divided by Total revenues within a given financial period (e.g., quarter or FY).

Conference Call and Webcast Information
GE HealthCare will discuss its results during its investor conference call today, February 6, 2024 at 8:30am ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the investor section of the website at https://investor.gehealthcare.com/news-events/events. An archived version of the webcast will be available on the website after the call.
* Non-GAAP financial measure.

Forward-looking Statements
This release contains forward-looking statements. These forward-looking statements might be identified by words, and variations of words, such as “will,” “expect,” “may,” “would,” “could,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “potential,” “position,” “forecast,” “target,” “guidance,” “outlook,” and similar expressions. These forward-looking statements may include, but are not limited to, statements about the Company’s expected financial performance, including revenue, revenue growth, profit, taxes, earnings per share, and cash flows, and the Company’s outlook; and the Company’s strategy, innovation, and investments. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control. Factors that could cause the Company’s actual results to differ materially from those described in its forward-looking statements include, but are not limited to, operating in highly competitive markets; the Company’s ability to successfully complete strategic transactions; the actions or inactions of third parties with whom the Company partners and the various collaboration, licensing, and other partnerships and alliances the Company has with third parties; demand for the Company’s products, services, or solutions and factors that affect that demand; management of the Company’s supply chain and the Company’s ability to cost-effectively secure the materials it needs to operate its business; disruptions in the Company’s operations; changes in third-party and government reimbursement processes, rates, contractual relationships, and mix of public and private payers, including related to government shutdowns; the Company’s ability to attract and/or retain key personnel and qualified employees; global geopolitical and economic instability, including as a result of the conflict between Ukraine and Russia, the conflict in Israel and surrounding areas, and the actions in the Red Sea region; public health crises, epidemics, and pandemics, such as the Coronavirus Disease 2019 (“COVID-19”) and their effects on the Company’s business; maintenance and protection of the Company’s intellectual property rights, as well as maintenance of successful research and development efforts with respect to commercially successful products and technologies; the impact of potential information technology, cybersecurity or data security breaches; compliance with the various legal, regulatory, tax, privacy, and other laws to which the Company is subject, such as the Foreign Corrupt Practices Act and similar anti-corruption and anti-bribery laws globally, and related changes, claims, inquiries, investigations, or actions; the Company’s ability to control increases in healthcare costs and any subsequent effect on demand for the Company’s products, services, or solutions; the impacts related to the Company’s increasing focus on and investment in cloud, edge, artificial intelligence, and software offerings; the impact of potential product liability claims; environmental, social, and governance matters; the Company’s ability to operate effectively as an independent, publicly-traded company; and the Company’s level of indebtedness, as well as its general ability to comply with covenants under its debt instruments and any related effect on the Company’s business. Please also see the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission and any updates or amendments it makes in future filings. There may be other factors not presently known to the Company or which it currently considers to be immaterial that could cause the Company’s actual results to differ materially from those projected in any forward-looking statements the Company makes. The Company does not undertake any obligation to update or revise its forward-looking statements except as required by applicable law or regulation.

About GE HealthCare Technologies Inc.
GE HealthCare is a leading global medical technology, pharmaceutical diagnostics, and digital solutions innovator, dedicated to providing integrated solutions, services, and data analytics to make hospitals more efficient, clinicians more effective, therapies more precise, and patients healthier and happier. Serving patients and providers for more than 100 years, GE HealthCare is advancing personalized, connected, and compassionate care, while simplifying the patient’s journey across the care pathway. Together our Imaging, Ultrasound, Patient Care Solutions, and Pharmaceutical Diagnostics businesses help improve patient care from diagnosis, to therapy, to monitoring. We are a $19.6 billion business with 51,000 colleagues working to create a world where healthcare has no limits.
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Investor Relations Contact:
Carolynne Borders
+1-631-662-4317
carolynne.borders@gehealthcare.com

Media Contact:
Tor Constantino
+1-585-441-1658
tor.constantino@gehealthcare.com